Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Tenzing Acquisition Corp. on Form S-1, pursuant to Rule 462(b) under the Securities Act of 1933, as Amended, of our report dated June 19, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Tenzing Acquisition Corp. as of June 14, 2018 and for the period from March 20, 2018 (inceptions) through June 14, 2018 appearing in the Registration Statement on Form S-1, as filed (File No. 333-226263 ) of Tenzing Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

August 20, 2018